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Exhibit 99.1

                                                                 PR NEWSWIRE


            NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
              AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2011


Red Bank, N.J. February 14, 2011 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2011, which appear below, compared with the first quarter of fiscal 2010.

                                 1st Fiscal        1st Fiscal
                                 Qtr. Ended        Qtr. Ended    Percentage
                                  1/31/2011         1/31/2010      Change
                                ------------      ------------   ----------

German Royalties Received        $5,396,283        $4,894,409      + 10.25%
Net Income                       $5,084,139        $4,616,291      + 10.13%
Net Income per Unit                 $0.55             $0.50        + 10.00%
Distribution per Unit               $0.55             $0.50        + 10.00%


Net income in the first quarter of fiscal 2011 was higher than the first quarter of fiscal 2010 due to the significant increase in gas prices, which more than offset the smaller declines in the average exchange rates and in gas sales. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                                1st Fiscal        1st Fiscal
                                Qtr. Ended        Qtr. Ended    Percentage
                                 1/31/2011         1/31/2010      Change
                               ------------      ------------   ----------
Mobil Agreement:
  Gas Sales (Bcf)(1)              11.707            11.861       -  1.30%
  Gas Prices (Ecents/Kwh)(2)      2.3753            1.6491       + 44.04%
  Gas Prices ($/Mcf)(3)           $ 9.16            $ 6.88       + 33.14%
  Average Exchange Rate (4)       1.3431            1.4493       -  7.33%

OEG Agreement:
  Gas Sales (Bcf)                 30.213            30.616       -  1.32%
  Gas Prices (Ecents/Kwh)         2.5404            1.9151       + 32.65%
  Gas Prices ($/Mcf)              $ 9.55            $ 7.74       + 23.39%
  Average Exchange Rate           1.3436            1.4405       -  6.73%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers


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In the first quarter of fiscal 2011, Trust interest income increased to $2,383 as compared to $181 in the first quarter of fiscal 2010. Trust expenses for the first quarter of fiscal 2011 increased 13.02% or $36,228 to $314,527 in
comparison to $278,299 in the prior year's equivalent period.   The increase
in costs reflects a timing difference in insurance costs, additional fees for legal services and an increase in Trustee fees (which, as specified in provisions in the Trust Agreement, change as a result of fluctuations in gross royalty income).

The previously declared distribution of $0.55 per unit will be paid on February 23, 2011 to owners of record as of February 11, 2011. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008
or via e-mail at jvankirk@neort.com.   The Trust's website is www.neort.com.